Exhibit 99.1

1680 Capital One Drive, McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: June 27, 2007

Contacts: Investor Relations	Media Relations
Jeff Norris 703-720-2455	Tatiana Stead 703-720-2352

Capital One Announces Cost Restructuring Initiative

Achieving cost reductions of $700 million pre-tax in 2009

One-time charges of $300 million pre-tax by 2009;

$200 million of these charges expected in 2007, including $90 million in second quarter

McLean, Va. (June 27, 2007) – Capital One Financial Corporation (NYSE:COF) today announced a broad-based initiative to reduce operating expenses and improve the competitive cost position of the company. The initiative includes actions already taken during the second quarter of 2007 in the company’s US Card, Mortgage Banking, and UK businesses, as well as savings associated with cost synergies from the acquisition of North Fork Bank. Many of the planned actions leverage the capabilities of recently completed infrastructure projects in several of the company’s businesses. The scope and timing of the expected cost reductions are the result of an ongoing, comprehensive review of operations within and across the company’s businesses, which began several months ago.

“Disciplined expense management is essential to maintaining and enhancing a strong competitive position in each of our businesses,” said Richard D. Fairbank, Chairman and Chief Executive Officer. “Additionally, improved operating efficiency will help us drive sustained earnings growth, especially as we navigate the current interest rate cycle and normalizing consumer credit trends.”

The initiative is expected to reduce the operating expense structure of the company by approximately $700 million pre-tax, with approximately $400 million realized in 2008, and an additional $300 million realized in 2009. The company will record one-time charges of approximately $300 million pre-tax over the course of the cost restructuring initiative. Approximately $150 million of these charges are related to severance benefits, while the remaining charges are associated with items such as contract and lease terminations and consolidation of facilities and infrastructure. In 2007, expected pre-tax charges related to the cost restructuring initiative are approximately $200 million, including pre-tax charges of approximately $90 million to be taken in the second quarter. These charges are expected to reduce the company’s 2007 after-tax earnings by approximately $0.33 per share, and its second quarter after-tax earnings by approximately $0.15 per share.

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Capital One Announces Cost Restructuring Initiative

The company noted that its published 2007 earnings per share guidance does not include the impacts of the expected charges.

“We believe these actions will help us to achieve significant, ongoing cost reductions in future years,” said Chief Financial Officer Gary Perlin. “Of course, we also expect expense levels to reflect the continued growth of our businesses, as well as our investments to sustain and enhance our revenue and earnings growth. As a result, we currently expect the actual level of operating expense to fall in 2008 by about $100 million to $200 million.”

The initiative will focus on structural changes and process re-engineering to improve operating efficiencies, streamline processes, and enable innovation and future revenue growth. Examples of expected actions include: consolidating operations and platforms across similar product groups; consolidating overlapping functions across line and staff units; reducing layers of management; streamlining back-office, middle-office, and corporate functions; aggressively managing vendor/supplier spending; and continued rationalization of technology spending.

The cost restructuring initiative is expected to eliminate approximately 2,000 current jobs across the company. Approximately half of these planned job eliminations have already occurred and the impacted associates have been notified. The company expects to achieve additional savings from attrition and the elimination of selected positions that are currently vacant. The company also expects to realize savings from reduced spending on suppliers and vendors, and reduced facilities costs.

Forward-looking statements

The company cautions that its current expectations in this release and in its Form 8-K dated June 27, 2007 regarding the reduction in its expenses and ongoing cost reductions, accounting charge amounts, the impacts of these charge amounts on 2007 earnings, structural changes to improve efficiencies, the overall benefits of the restructuring initiative and the company’s plans, objectives, expectations and intentions are forward-looking statements and actual results could differ materially from current expectations due to a number of factors, including: the success, timeliness and financial impact of the restructuring initiative, including costs, cost savings and other benefits, the risk that the synergies from the North Fork Bank acquisition may not be fully realized; continued intense competition from numerous providers of products and services that compete with Capital One’s businesses; changes in our aggregate accounts and balances, and the growth rate and composition thereof; the success of the company’s marketing efforts; general economic conditions affecting interest rates and consumer income, spending, and savings which may affect consumer bankruptcies, defaults, charge-offs and deposit activity; general economic and secondary market conditions in the mortgage industry; and the

Capital One Announces Cost Restructuring Initiative

company’s ability to execute on its strategic and operational plans. A discussion of these and other factors can be found in Capital One’s annual report and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One’s report on Form 10-Q for the quarter ended March 31, 2007 and Form 10-K for the fiscal year ended December 31, 2006.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company, with more than 720 locations in New York, New Jersey, Connecticut, Texas and Louisiana. Its principal subsidiaries, Capital One Bank, Capital One, F.S.B., Capital One Auto Finance, Inc., Capital One, N.A., and North Fork Bank offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One’s subsidiaries collectively had $87.7 billion in deposits and $142.0 billion in managed loans outstanding as of March 31, 2007. Capital One, a Fortune 500 company, trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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